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                     September 1, 2020

       James Bedal
       Chief Executive Officer
       Bare Metal Standard Inc.
       3604 S. Banner Street
       Boise, ID 83709

                                                        Re: Bare Metal Standard
Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 30, 2020
                                                            File No. 000-55795

       Dear Mr. Bedal:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Michael Shaff, Esq.